EXHIBIT 3.3
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                  AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                                       OF
                          THOMAS PHARMACEUTICALS, LTD.

Thomas Pharmaceuticals, Ltd., a corporation organized and existing under the laws of the State of New Jersey (the "Corporation"), hereby certifies as follows:

         1. The name of the corporation is Thomas Pharmaceuticals, Ltd. The Certificate of Incorporation of the Corporation was filed by the New Jersey Treasurer on May 19, 2005.

         2. This Amendment to the Certificate of Incorporation herein certified was authorized by the unanimous written consent of the Board of Directors on January 26, 2006 and adopted by the shareholders through the unanimous written consent of all of the shareholders on January 26, 2006 pursuant to the New Jersey Business Corporation Act of the State of New Jersey (the "Corporation Law").

         3. This Amendment to the Certificate of Incorporation herein certified effects the change to Article III whereby: (i) the number of authorized Class A Common Stock, no par value per share, is increased from 200 shares to 10 billion shares and (ii) 50 million shares of Class B Common Stock, no par value per share, are authorized. . To accomplish the foregoing amendment, the first paragraph of Article III is deleted in its entirety and replaced with the following new paragraph and a new paragraph entitled: "Class B Common Stock Shares", is added:

                                   ARTICLE III
                                  CAPITAL STOCK

         The aggregate number of shares which the Corporation shall have authority to issue is 10,051,000,000 shares of common stock and preferred stock. The stock of this corporation shall be divided into three classes, consisting of:

Class A Common Stock    10 billion shares authorized, no par value per share
Class B Common Stock    50 million shares authorized, no par value per share
Preferred Stock         1,000,000 shares authorized, no par value per share, and

         Class B Common Stock Shares. The par value of the Class B Common Stock shall be no par value per share. Upon the consummation of a Spin-off Transaction, as referenced in Paragraph C below and the commencement of public trading of the Class A Common Stock of the Corporation, each holder of Class B Common Stock shall have the right to convert each share

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of Class B Common Stock into the number of Class A Common Stock Shares calculated by dividing the number of Class B Common Stock Shares being converted by fifty percent (50%) of the lowest price that the Company had previously issued its Class A Common Stock since the Class B Common Stock Shares were issued.

         Each holder of shares of Class B Common Stock is entitled to one vote for each share of Class B Common Stock held. Each holder has full voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock and is entitled to vote, together with holders of Class A Common Stock and not as a separate class (except as required by law), with respect to any question upon which holders of Class A Common Stock have the right to vote. Notwithstanding the above, upon the consummation of a Spin-off Transaction, as referenced in Paragraph C below and the commencement of public trading of the Class A Common Stock of the Corporation, then every holder of the outstanding shares of the Class B Common Stock Shares shall be entitled on each matter to cast the number of votes equal to the number of Class A Common Stock Shares that would be issued upon the conversion of the Class B Common Stock Shares held by that holder, had all of the outstanding Class B Common Stock Shares held by that holder been converted on the record date used for purposes of determining which shareholders would vote in such an election. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Class B Common Stock Shares shall vote together with Class A Common Stock Shares without regard to class, except as to those matters on which separate class voting is required by applicable law. There shall be no cumulative voting by shareholders. Each Class B Common Stock Share shall receive dividends or other distributions, as declared, equal to the number of Class A Common Stock Shares that would be issued upon the conversion of the Class B Common Stock Shares, had all of the outstanding Class B Common Stock Shares been converted on the record date established for the purposes distributing any dividend or other shareholder distribution.

         4. The Amendment to the Certificate of Incorporation herein certified effects the change to Article III, Preferred Stock, Paragraph D. Series B Convertible Preferred Stock, Subparagraph 6. Voting Rights that shall be deleted in its entirety and replaced with the following:

         "6. Voting Rights. Each holder of shares of Series B Preferred Stock is entitled to one vote for each share of Series B Preferred Stock held. Each holder has full voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock and is entitled to vote, together with holders of Class A Common Stock and not as a separate class (except as required by law), with respect to any question upon which holders of Class A Common Stock have the right to vote.

         Notwithstanding the above, upon the consummation of a Spin-off Transaction, as referenced in Paragraph C above and the commencement of public trading of the Class A Common Stock of the Corporation, then each holder of shares of Series B Preferred Stock is entitled to one vote for each share of Class A Common Stock into which each share of Series B Preferred Stock could be converted, assuming a Conversion Price as calculated as if the record date of any shareholder vote or meeting were the Conversion Date, with respect to that vote.

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Each holder has full voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock and is entitled to vote, together with holders of Class A Common Stock and not as a separate class (except as required by law), with respect to any question upon which holders of Class A Common Stock have the right to vote."


I, the undersigned officer of Thomas Pharmaceuticals, Ltd., certify that the foregoing Amendment to the Certificate of Incorporation of Thomas
Pharmaceuticals, Ltd. sets forth the Amendment to the Certificate of Incorporation of the said Corporation as of the 26th day of January 2006.

By: /s/ Farris M. Thomas, Jr.
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    Farris M. Thomas, Jr.
    President


























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